EXHIBIT 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF QUALCOMM INCORPORATED

QUALCOMM Incorporated, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.The name of this corporation is QUALCOMM Incorporated. This corporation was originally incorporated under the name QUALCOMM, Inc. and filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on August 15, 1991.

2.This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended.

3.This Amended and Restated Certificate of Incorporation further amends and restates the Certificate of Incorporation of QUALCOMM Incorporated, as heretofore amended or supplemented.

4.The text of the Certificate of Incorporation of QUALCOMM Incorporated, as heretofore amended or supplemented, is hereby amended and restated in its entirety to read as set forth in full in Exhibit A attached hereto.

IN WITNESS WHEREOF, QUALCOMM Incorporated has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer on this 6th day of March, 2024.

QUALCOMM INCORPORATED

By:	/s/ Ann Chaplin
	Name:	Ann Chaplin
	Title:	General Counsel and Corporate Secretary

Exhibit A
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF QUALCOMM INCORPORATED

I.

The name of this corporation is QUALCOMM Incorporated.

II.

The address of the registered office of the corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, 19808, and the name of the registered agent of the corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

IV.

This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is six billion eight million (6,008,000,000) shares. Six billion (6,000,000,000) shares shall be Common Stock, each having a par value of one one-hundredth of one cent ($0.0001). Eight million (8,000,000) shares shall be Preferred Stock, each having a par value of one one-hundredth of one cent ($0.0001).

V.

The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes and series of shares are as follows:

A.COMMON STOCK.

The voting, dividend and liquidation rights of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as designated herein and as may be designated by the Board of Directors of the corporation upon any issuance of the Preferred Stock of any series.

B.PREFERRED STOCK.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including without limitation the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series and the designation thereof, or any of them (a “Preferred Stock Designation”); and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of

Exhibit A
shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

VI.

For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

At each annual meeting of stockholders, the directors shall be elected for terms expiring at the next annual meeting of stockholders.

Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors (the “Voting Stock”) voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with this paragraph shall hold office for a term expiring at the next annual meeting of stockholders and until such director's successor shall have been elected and qualified.

B.The Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock. In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to adopt, amend, supplement or repeal the Bylaws.

C.The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

D.No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent.

E.Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

Exhibit A
F.Any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the Voting Stock, voting together as a single class; provided, however, that if the holders of any class or series of capital stock are entitled to elect one (1) or more directors by this Certificate of Incorporation, as amended from time to time, the removal of such directors without cause shall be by a vote of the outstanding shares of that series or class of capital stock and not the outstanding shares of capital stock as a whole.

VII.

A director or officer of the corporation shall, to the full extent not prohibited by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, not be liable to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director or officer (as applicable).

VIII.

The corporation is to have perpetual existence.

IX.

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.